Exhibit 10.14

FINAL - A

SEPARATION AGREEMENT
This Separation Agreement (this “Agreement”) dated November 6, 2016 is by and between OMNOVA Solutions Inc., an Ohio corporation (the “Company”) and Kevin M. McMullen, an individual (“you” or “your”).
Whereas, the parties desire to provide for the terms of your resignation and separation of service from the Company and for certain other matters.
Now, Therefore in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and you agree as follows:

1.STATUS OF EMPLOYMENT/SERVICE. You hereby resign as a member of the Board of Directors of the Company and from your positions as Chairman, Chief Executive Officer, and President and from all other positions you hold as an officer, director, employee, managing director, partner or otherwise with any Group Company effective December 1, 2016 (the “Resignation Date”). Subject to Section 2(k), your resignation is an “Involuntary Separation from Service” for purposes of your Employment Agreement (defined below) except that, with respect to the 2016 annual incentive, the 2015-2016 long term incentive and outstanding restricted stock awards as to which your resignation is a retirement. As of the Resignation Date, you will promptly execute such resignations and other documents, and take such other actions, as may be necessary or otherwise reasonably requested by the Company to both effectuate or memorialize your resignation or termination from all positions described in this section. You also will, from and after the Resignation Date, execute such documents and take such other actions as may be necessary or otherwise reasonably requested by the Company to transfer to such Person as the Company may designate any equity or other interest held by you in any Group Company (other than the Company).
2.    PAYMENTS.

(a)    You will be paid your current employment compensation and receive your current benefits through the Resignation Date and the Company will continue to reimburse you consistent with Company policy for business expenses incurred by you in the course of your employment. You will also be paid all accrued but unpaid vacation promptly after the Resignation Date.
(b)    You will be paid the accrued benefit due to you as of the Resignation Date under the Company’s Savings Benefit Restoration Plan payable in a single lump sum six months after the Resignation Date.
(c)    You will be paid the accrued benefit due to you as of the Resignation Date under the Company’s Pension Benefit Restoration Plan payable in a single lump sum six months after the Resignation Date.
(d)    You will continue to be eligible to receive distributions under the Company’s Retirement Savings Plan and receive distributions under the Company’s Consolidated Pension Plan, subject to the terms of such plans.
(e)    An Executive Incentive Compensation Plan payment for the 2016 performance period determined in accordance with the applicable plan and the criteria established for such performance period and payable in cash at such time as such payouts are paid to other participants.
(f)    A 2015-2016 performance share award payment determined in accordance with the criteria established for such award in the grant for the full 2015-2016 performance period and payable in cash at such time as such awards are paid to other participants.
(g)    You have been awarded restricted shares under the Company’s Third Amended and Restated 1999 Equity and Performance Incentive Plan in the following amounts: 2014 (85,600 shares), 2015 (99,100 shares), and 2016 (132,800 shares) and such restricted shares shall fully vest on the Resignation Date, with tax and required withholdings to be covered by your surrender of Company common shares to the Company equal to the value of such tax and required withholdings.
(h)    If you sign, no earlier than the Resignation Date and no later than 21 days following the Resignation Date, the general waiver and release attached hereto as Exhibit A (the “Executive Release”), and allow the Executive Release to become effective and irrevocable as set forth in the Executive Release, then the Company will pay to you the following amounts and provide to you the following benefits, as provided herein:

(i)    Separation Pay in the amount of $3,160,000, payable in cash in a single lump sum six months following the Resignation Date.
(ii)    A 2016-2017 performance share award payment determined in accordance with the criteria established for such award in the grant and equal to the product of (A) the total award that would be earned at the end of the applicable performance period based on (i) with respect to the portion of the applicable performance period up to and including the Resignation Date, actual performance in accordance with the terms of the award (“Actual Performance”) and (ii) with respect to the remaining portion of the applicable performance period, the greater of target performance and Actual Performance multiplied by (B) 50%, and payable in cash at such time as such awards are paid to other participants, provided that, if the Executive Release does become effective you will be entitled to your rights as a retiree with regard to such award.
(iii)    For a period of 24 months following the Resignation Date (the “Continuation Period”), the Company shall provide you and your dependents with (A) continuation of your health benefits under the Company’s health care plan consistent with your elections immediately prior to the Resignation Date (the “Continued Health Benefits”) and (B) life insurance benefits that you were receiving immediately prior to the Resignation Date (the “Continued Life Insurance Benefits”). The Company shall pay the actual cost of the premiums, which payments shall be taxable to you, with respect to the Continued Health Benefits and Continued Life Insurance Benefits during the Continuation Period.
(iv)    The Company will reimburse you for reasonable executive outplacement and transition services expenses actually incurred by you during the 24 months after the Resignation Date up to an aggregate maximum of $25,000, with reimbursement for such outplacement services being made within 30 days following submission of appropriate substantiation of such expenses, but in no event shall such reimbursement occur later than the end of the calendar year following the calendar year in which such expenses are incurred.
(v)     The Company will provide you with financial counseling in a manner similar to that provided to executive officers of the Company (to a maximum of $20,000 per calendar year) for each of calendar year 2017 and 2018. Reimbursement for financial counseling services shall be made within 30 days following submission of appropriate substantiation of such expenses, but in no event shall such reimbursement occur later than the end of the calendar year following the calendar year in which such expenses are incurred.
(vi)    Promptly after submission of appropriate documentation, and in any event prior to March 15, 2017, your reasonable legal fees incurred in connection with this Agreement up to a maximum of $40,000.
(vii)    An amount of $200,000 in respect of other foregone compensation and your covenants hereunder, payable in cash in a single lump promptly following the Resignation Date.
(i)    Except as otherwise provided in an applicable plan, you agree that the Company may reduce any amount otherwise payable pursuant to Sections 2(a) through (h) above by the amount of any required tax withholding or other authorized deduction required with respect to the payments and benefits contemplated by Sections 2(a) through (h), above. If the amount otherwise payable pursuant to Sections 2(a) through (h) above is not sufficient to satisfy all applicable tax withholding and other authorized deductions, you shall promptly make arrangements satisfactory to the Company to pay for such tax withholding and other authorized deductions. Except for amounts withheld by the Company or payable by the Company pursuant to Section (2)(n), you shall be solely responsible for any taxes due as a result of any payments or benefits provided for in this Agreement. You acknowledge that the Company has not made any representations regarding the tax result for you with respect to any income recognized by you in connection with this Agreement or the payments and benefits hereunder.

(j)    Except as otherwise set forth in this Agreement or as required by law, all amounts to be paid and benefits to be provided under this Section 2 shall be determined by the Board: (i) in accordance with the applicable plan at the time such determination is made, (ii) the customary practices of the Board in making such determinations, and (iii) without, as applicable, the exercise of negative discretion. Any such determination by the Board, in the absence of an abuse of discretion, shall be final.

(k)    All of your rights to receive any payment or benefit are set forth in this Agreement and except as set forth herein, this Agreement extinguishes all rights, if any, which you may have, and obligations, if any, of any Group Company, contractual or otherwise, (i) relating to your employment, service or termination of employment or service or (ii) under the Employment Agreement, the Severance Agreement, any employment contract, or any plan, policy or practice, including but not limited to any severance plan, policy or practice, excluding any rights you have under the Indemnification Agreement between the Company and you dated October 1, 1999, rights of indemnification under Company Group organizational documents, plans or at law and rights under directors’ and officers’ liability insurance policies (collectively, the “Protective Coverage”), subject, in all cases, to the terms of such agreements, documents, plans, laws, and policies.

(l)    Except with respect to the Protective Coverage, you agree (i) that the amounts and benefits specified in this Section 2 are the only amounts and benefits that will be paid or provided in connection with your employment, service or termination of employment or service, (ii) that you are not entitled to or owed any other compensation or benefits arising out of the employment, service or termination of employment or service, and (iii) that you are receiving certain benefits under this Agreement that you would not be entitled to but for the execution of this Agreement.

(m)    This Agreement is intended to be operated in compliance with the provisions of Section 409A of the Code (including any rulings or regulations promulgated thereunder). In the event that any provision of this Agreement fails to satisfy the provisions of Section 409A of the Code, then such provision shall be reformed so as to comply with Section 409A of the Code and to preserve as closely as possible the intention of the Company and you in entering this Agreement. The Company will discuss with you in good faith any amendment (consistent with the prior sentence) to this Agreement to comply with Section 409A of the Code in the event it is later determined that any provision herein causes this Agreement not to comply with Section 409A of the Code; provided that, in the event it is determined not to be feasible to so reform a provision of this Agreement as it applies to a payment or benefit due to you or your beneficiary(ies), such payment shall be made without complying with Section 409A of the Code.

(n)    Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company or any of its Affiliates to you or for your benefit, paid or payable or distributed or distributable pursuant to the terms of the Employment Agreement (a “Payment”), would be subject to the tax imposed by Section 409A of the Code (or any successor provision thereto), including the applicable treasury regulations, by reason of being considered “deferred compensation” as defined thereby, or any interest or penalties with respect to such taxes (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), and you remit such Excise Tax to the appropriate taxing authority, then you shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”). The Gross-Up Payment shall be in an amount such that, after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. To address compliance with Section 409A of the Code, the Company and you agree that the Gross-Up Payment by the Company described under this Paragraph (g)(ii) will in no event be made later than the end of the calendar year in which you remit those amounts to the taxing authority.
(o)    The Company shall deliver to you on the Resignation Date the release set forth on Exhibit B attached hereto (the “Company Release”), which Company Release shall only become effective upon the irrevocability of the Executive Release provided for in Section 2(h) hereof.
3.    COMPANY COVENANTS.
(a)    For a period of three (3) years after the date hereof, the directors and officers of the Company will not make, or direct or encourage any other Person to make, any statement in any form, including written, oral and electronic communications of any kind, which is disparaging to you. This Section 3(a) does not apply to truthful testimony or truthful disclosure compelled or required by applicable law or legal process, or in good faith to rebut false or misleading statements by others. The form of press release and Form 8-K to be issued or filed in connection with the execution of this Agreement is attached hereto as Exhibit C.
(b)    The Company will cooperate with you and respond to reasonable requests for information from you regarding the determination and payment of the benefits provided for hereunder and any related information for tax planning or similar purposes. Such cooperation shall include without limitation making Company personnel available at reasonable times and places for questions.
4.    YOUR COVENANTS.
(a)    For a period of three (3) years after the date hereof, you will not make or, direct or encourage any other Person to make, any statement in any form, including written, oral and electronic communications of any kind, which is disparaging to the Company, any Group Company or any of their respective businesses, directors, officers, or employees (“Disparaging Statements”). Disparaging Statements shall not include: (i) truthful testimony or truthful disclosure compelled or required by applicable law or legal process, or in good faith to rebut false or misleading statements by others, or (ii) subject to Section 4(c), customary competitive statements comparing Group Company products or services with competitive offerings.
(b)    You agree to reasonably cooperate and assist the Company with regard to any Company matters that have arisen or may arise relating to the time period of your employment, including, without limitation, in respect of any current or future claim or litigation involving any Group Company. Such cooperation shall include, without limitation, making yourself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing input to the Company in preparing defenses to any pending or future claims involving any Group Company. The Company shall use reasonable business efforts to limit your travel and interference with your other obligations. The Company agrees to pay or reimburse you for any reasonable out of pocket expenses incurred by you as a result of your cooperation, and, if more than a minimal amount of time is involved, pay you a reasonable fee for your cooperation.

a.You acknowledge that in your position with the Company you have had access to Company Confidential Information and that the disclosure or use of Company Confidential Information, other than for the benefit of the Company, could cause significant damage to the Company. Accordingly, you agree to keep the Company Confidential Information in strictest confidence and not disclose or use any Company Confidential Information, except as authorized by the Company. As used herein, “Company Confidential Information” means information relating to any Group Company or its business, including strategies, financial performance, customers, suppliers, pricing, margins, costs, personnel, facilities, equipment, products, processes, formulas, marketing, research, sales, technology and intellectual property. Company Confidential Information does not include information that has become part of the public domain other than as a result of acts or omissions by you. If you are requested to disclose any Company Confidential Information in connection with any legal proceeding or governmental inquiry, you will notify the Company immediately so that the Company may, in its sole discretion, seek a protective order or other appropriate remedy. If a protective order or other remedy is not obtained and disclosure is required, you may make such disclosure without liability under this Agreement, provided that you disclose only the Company Confidential Information which is legally required to be disclosed.

b.You agree that prior to, or promptly after, the Resignation Date, you will return to the Company all Company property that is in your possession or under your control including all equipment, plans, contracts, reports, manuals, personnel files, correspondence and all Company Confidential Information, whether stored in hard copy or electronically. You further affirm that you have not made and will not make or retain any copies of any Company Confidential Information. Notwithstanding the foregoing, (i) you may retain your address books to the extent they only contain contact information and (ii) subject to the following sentence, you may retain the following equipment: cell phone, iPad, two laptop computers, and a printer. With regard to (i) and (ii) above, you shall permit the Company’s information technology personnel to delete all Company Confidential Information. The Company shall also cooperate in transferring the cell phone number for your Company-provided cell phone to you.

c.Any breach of this Section 4 shall not impact the Company’s obligations to make the payments under Section 2 to you, and the Company’s sole remedies with respect to any breach of this Section 4 shall be to seek damages and/or equitable relief.

5.    MISCELLANEOUS.
(a)    Successors. This Agreement is personal to you and shall not be assignable by you, but in the event of your death any payment and benefits due to you under this Agreement shall (to the extent not theretofore paid or provided) be paid or provided to the benefit of your heirs and estate. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall mean any Person, which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of the Company or to which the Company assigns this Agreement by operation of law or otherwise, provided that any assignee shall not be covered by Section 4(a).
(b)    Notices. All notices, requests, demands and other communications called for by this Agreement will be in writing and will be deemed given (i) on the date of delivery if delivered personally, by facsimile or by electronic mail, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:
Corporate Secretary
OMNOVA Solutions
25435 Harvard Road
Beachwood, OH 44122

If to you:
at the last residential address reflected on the Company’s records.

(c)    Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be binding unless in writing and signed by the party asserted to have granted such waiver.

(c)Modification. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

(d)Complete Agreement. This Agreement (which includes the Executive Release and the Company Release), constitutes and contains the entire agreement and final understanding concerning your relationship with the Company and the Company Released Parties and the other subject matters addressed herein and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof including, without limitation, the Employment Agreement and Severance Agreement, except with respect to the Protective Rights. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. You are not relying on any representation of the Company or any Company Released Party except as expressly set forth in this Agreement.

(e)Severability. If any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law, and such invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the parties intention with respect to such invalid or unenforceable term or provision.

(f)Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of Ohio, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the Ohio without regard to principles of conflict of laws.

(g)Cooperation in Drafting. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.

(h)Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

(i)No Wrongdoing. This Agreement constitutes a compromise and settlement of any and all potential disputed claims. No action taken by either party hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

(j)Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. The parties acknowledge that (a) they have read this Agreement; (b) they have had the opportunity to seek legal counsel of their own choice; (c) they understand the terms and consequences of this Agreement and of the releases it contains; and (d) they are fully aware of the legal and binding effect of this Agreement.

(k)Headings; Construction. The section and paragraph headings and titles contained in this Agreement are inserted for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders and the neutral. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

(l)Definitions. As used in this Agreement:

(i)"Agreement" means this Separation Agreement and including the Executive Release attached as Exhibit A and the Company Release attached as Exhibit B.

(ii)“Affiliate” means, as to any specified Person, any other Person, which, directly, or indirectly controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, through other voting rights, by contract or otherwise.

(iii)“Board” means the Board of Directors of the Company.

(iv)"Company Related Parties" means: (i) any Affiliate of the Company; (ii) the Company’s and its Affiliates officers, shareholders, directors, partners, members and employees; (iii) the Company’s and its Affiliates predecessors in interest (including without limitation GenCorp Inc.), successors in interest, assignors, assignees, transferors, transferees, or any person or entity in privity with the Company.

(v)“Code” means the United States Internal Revenue Code.

(vi)“Employment Agreement” means the Amended and Restated Employment Agreement, dated December 31, 2008, between the Company and you.

(vii)“Group Company” means the Company and its Affiliates and any other Person in which the Company or any Company Affiliate has an equity or other interest.

(viii)"Person" means any individual, member, partnership, general partner, limited partner, trust, incorporated or unincorporated association, joint venture, joint stock company, estate, trust, organization, labor union, governmental authority or other legal entity of any kind.

(ix)“Severance Agreement” means the Amended and Restated Severance Agreement, dated December 31, 2008, between the Company and you.

IN WITNESS WHEREOF, you and the Company have executed this Separation Agreement as of the dates set forth below.

KEVIN M. MCMULLEN

/s/ Kevin M. McMullen

Date: 11/6/2016

OMNOVA SOLUTIONS INC.
By:_/s/ Michael J. Merriman
Name: Michael J. Merriman
Title: Presiding Director
Date: November 6, 2016

Exhibit A – Executive Release

Pursuant to the Separation Agreement, dated ___________, 2016, by and between OMNOVA Solutions Inc. (the “Company” or “OMNOVA”) and Kevin M. McMullen, an individual (“you” or “your”), you are entering into this Release in favor of the Company and the other Company Related Parties (the “Release”):

1.Claims Released. Subject to the exclusions set forth in Section 2, you, for yourself and on behalf of anyone claiming through you including each and all of your legal representatives, administrators, executors, heirs, successors and assigns (collectively, the “Releasors”), do hereby fully, finally and forever release, absolve and discharge the Company and all Company Related Parties of, from and for any and all claims, causes of action, lawsuits, controversies, liabilities, losses, damages, costs, expenses and demands of any nature whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, foreseen or unforeseen, that the Releasors (or any of them) now have, have ever had, or may have against the Company Related Parties (or any of them) based upon, arising out of, concerning, relating to or resulting from any act, omission, matter, fact, occurrence, transaction, claim, contention, statement or event occurring or existing at any time in the past up to and including the date on which you sign this Release, including, without limitation, (a) all claims arising out of or in any way relating to your employment with or separation of employment from the Company or its affiliates; (b) all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock units or any other ownership interests in any Group Company, including, without limitation, any claims arising under the Employment Agreement or the Severance Agreement; (c) all claims for breach of the Employment Agreement, Severance Agreement or other breach of contract, wrongful termination, breach of the implied covenant of good faith and fair dealing or breach of any policy, plan or practice; (d) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress; (e) all other common law claims; and (f) all claims (including claims for discrimination, harassment, retaliation, attorney’s fees, expenses or otherwise) that were or could have been asserted by you or on your behalf in any federal, state, or local court, commission, or agency, or under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act (the “ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (the “OWBPA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Rehabilitation Act of 1973, the WARN Act, Federal Executive Order 11246, and the Genetic Information Nondiscrimination Act. You affirm that you own all and have not heretofore assigned or transferred or purported to assign or transfer all or any part of or any interest in any claim, demand, cause of action, liability or obligation against the Company or any Company Related Party. You agree that the Release includes claims, demands, causes of action that maybe based on facts in addition to or different from those which you now know or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms.

2.Scope of Release. Nothing in this Release: (a) shall release the Company from any of its obligations set forth in the Agreement or any claim that by law is non-waivable or prevent you from instituting any action to challenge the validity of the release under the ADEA or to enforce the terms of the Agreement, (b) shall release any rights you have under the Indemnification

Agreement between the Company and you dated October 1, 1999, rights of indemnification under Company Group organizational documents, plans or at law and rights under directors’ and officers’ liability insurance policies, subject, in all cases, to the terms of such agreements, documents, plans, laws and policies, (c) shall affect your right to file a claim for workers’ compensation or unemployment insurance benefits, (d) shall affect your right to any benefits to which you are entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or your rights, if any, under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (COBRA), or any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, or (e) your rights as a shareholder of the Company as to any circumstance, occurrence, or transaction which first arises after the date that this Release is executed by you.

You further acknowledge that by signing this Release, you do not waive the right to file a charge against the Company with, communicate with or participate in any investigation by the EEOC, the Securities and Exchange Commission or other governmental agency. However, you waive and release, to the fullest extent legally permissible, all entitlement to any form of monetary relief arising from a charge you or others may file, including without limitation any costs, expenses or attorneys’ fees. You understand that this waiver and release of monetary relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others.

3.Knowing and Voluntary ADEA Waiver. In compliance with the requirements of the OWBPA, you acknowledge by your signature below that, with respect to the rights and claims waived and released in this Release under the ADEA, you specifically acknowledge and agree as follows: (a) you have read and understands the terms of this Release; (b) you have been advised and hereby are advised, and have had the opportunity, to consult with an attorney before signing this Release; (c) you are releasing the Company and the other Company Released Parties from, among other things, any claims that you may have against them pursuant to the ADEA; (d) the releases contained in this Release do not cover rights or claims that may arise after you sign this Release; (e) you has been given a period of 21 days in which to consider and execute this Release (although you may elect not to use the full 21-day period at your option); (f) you may revoke this Release during the seven-day period following the date on which you sign this Release, and this Release will not become effective and enforceable until the seven-day revocation period has expired (the date such revocation period expires, the “Effective Date”); and (g) any such revocation must be submitted in writing to the Company c/o Frank P. Esposito, Assistant General Counsel and Corporate Secretary, OMNOVA Solutions Inc., 25435 Harvard Road, Beachwood, Ohio 44122 prior to the expiration of such seven-day revocation period. If you revoke this Release within such seven-day revocation period, then the Release and the Agreement shall be null and void.

Accepted and agreed to this ___ day of __________, 2016

KEVIN M. MCMULLEN

____________________________

Exhibit B – Company Release

Pursuant to the Separation Agreement, dated __________, 2016, by and between OMNOVA Solutions Inc. (the “Company” or “OMNOVA”) and Kevin M. McMullen, an individual (“you” or “your”), the Company is entering into this Release in your favor (the “Release”). The terms used, but not defined, in this Release shall have the meanings set forth in the Separation Agreement.

1.Claims Released. Subject to the exclusions set forth in Section 2 below and the conditions set forth in Section 3 below, the Company does hereby fully, finally and forever release, absolve and discharge you from and for any and all claims, causes of action, lawsuits, controversies, liabilities, losses, damages, costs, expenses and demands of any nature whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, foreseen or unforeseen (collectively, “Claims”), that the Company now has, had, or may have against you based upon, arising out of, concerning, relating to or resulting from any act or omission by you prior to the Resignation Date that was within your authority as an officer or director of the Company. The Company affirms that the Company owns all and has not heretofore assigned or transferred or purported to assign or transfer all or any part of or any interest in any Claim against you.

2.Scope of Release. The following are excluded from this Release: (a) any Claim arising from intentional misconduct, bad faith, disloyalty, recklessness or breach of fiduciary duty, including but not limited to any fraud, misrepresentation, embezzlement, or misappropriation, (b) any Claim for violation of the Company’s Business Conduct Policies, including but not limited to your failure to report violations, (c) any clawback or other recovery of compensation from you under law, governmental regulation, stock exchange listing requirement or Company policies, (d) any Claim the release or waiver of which would constitute either: (i) a breach by the Company Board of Directors of its fiduciary duties or (ii) a violation of law, and (e) any Claim under the Agreement.

3.Effectiveness. The effectiveness of this Release is expressly conditioned upon: (a) your delivery of the executed Executive Release to the Company and (b) the Executive Release becoming irrevocable no later than twenty-eight (28) days after the Resignation Date. If the conditions set forth in the preceding sentence are not satisfied, this Release shall be null and void.
Accepted and agreed to this ___ day of __________, 2016

OMNOVA SOLUTIONS INC.
By:______________________
Name: ____________________
Title: _____________________

News Release

Contact:	Sandi Noah	Paul DeSantis
	Communications	Chet Fox
	(216) 682-7011	Investor Relations
	sandi.noah@omnova.com	(216) 682-7003
EXHIBIT C

OMNOVA Solutions Inc. Announces CEO Succession

•	Kevin M. McMullen to step down as Chairman, Chief Executive Officer and President of OMNOVA Solutions

•	Anne P. Noonan named President and Chief Executive Officer

•	William R. Seelbach named Chairman of the Board of Directors

BEACHWOOD, OHIO, USA – November 7, 2016 – OMNOVA Solutions Inc. (NYSE: OMN) today announced that it is moving forward with its CEO succession process, and Kevin M. McMullen is stepping down as Chairman, Chief Executive Officer and President, and as a member of the Board of Directors, effective December 1, 2016, to pursue other interests. In over 16 years leading the Company, McMullen succeeded in repositioning OMNOVA as a leader in specialty chemicals and engineered surfaces including aggressive portfolio actions highlighted by the acquisition of Eliokem International. OMNOVA has experienced significant positive momentum with adjusted earnings per share up nearly 60% year-to-date through the third quarter, following 29% growth for the full year 2015. He is enthused about his future and proud of the Company's progress under his leadership.
McMullen will be succeeded by Anne P. Noonan as OMNOVA’s President and Chief Executive Officer, effective December 1, 2016. Ms. Noonan will also be appointed to the Company's Board of Directors. In connection with this leadership transition, the Board of Directors has determined to separate the Chairman and Chief Executive Officer roles, electing William R. Seelbach as the Company's independent, non-executive Chairman, also effective December 1, 2016.
Michael J. Merriman, the Presiding Director of the OMNOVA Board of Directors, commented, “Kevin is a high-integrity leader with strong strategic and business acumen. We are thankful for Kevin’s many years of leadership and his dedicated service to OMNOVA, both as Chief Executive Officer and as Chairman. He has consistently been aggressive in assessing

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OMNOVA, page 2. Exhibit C
the market and competitive environment, and taking the necessary actions to make the Company better. He leaves an organization with a well-designed growth strategy and strong leadership team in place. On behalf of the entire OMNOVA Board and the Company, I want to express our gratitude for a job well done and wish Kevin only the best. He will be missed."
McMullen's initiatives over the years ensured OMNOVA's prominence and profitability despite many market-based challenges. A predominately U.S.-based company when he took charge, McMullen led OMNOVA's transformation into a global enterprise. Today, OMNOVA products are sold in over 90 countries around the world, supported by manufacturing and technology centers on three continents. He drove initiatives to dramatically expand the breadth of OMNOVA's technology to significantly enhance its position as a value-added solutions provider. McMullen, 56, joined the Company in 1996 as President of its Decorative and Building Products unit. He took over as Chief Executive Officer of the Company in 2000 and became Chairman of the Board in 2001. Prior to OMNOVA, McMullen worked for GE and McKinsey & Co.
"I feel really good about where OMNOVA is today as a company," McMullen said. "Our specialty businesses are poised for above-market growth, our balance sheet has improved significantly, and we just completed a far-reaching strategic planning process that highlighted many exciting long-term opportunities. The Company is well-positioned to deliver significant long-term shareholder value." He added, "We have a strong and committed team – I will truly miss the people. But I'm relatively young and I want to pursue other interests. I think now is the time to pursue them."
Noonan, 53, is currently the President of OMNOVA’s Performance Chemicals business. Under her leadership, the segment has significantly improved financial results. These results were accomplished through aggressive implementation of a manufacturing footprint alignment and business model restructuring, delivering cost reductions in excess of $10 million per year while establishing a cost competitive “blueprint” for future specialty growth. Additionally, through a focus on innovation and commercial excellence, a foundation has been established to accelerate specialty growth with accomplished market-specialized talent and a reinvigorated innovation pipeline.
“We are confident Anne will continue to drive enhanced value for shareholders. Anne is an accomplished executive with deep knowledge of the chemicals industry and OMNOVA,” Merriman said. “She has a proven record of transformational change and improving performance through her leadership, customer focus, and emphasis on value creation. We are pleased she has agreed to lead OMNOVA, and we look forward to the contributions she will make to the Company and the Board."

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OMNOVA, page 3. Exhibit C
Noonan brings nearly 30 years of experience in the chemicals industry. Prior to joining OMNOVA in 2014, Noonan served as Senior Vice President and President of Chemtura Corporation’s Industrial Engineered Products business segment with over $1 billion in revenues. During her 27 years with Chemtura and its predecessor, Great Lakes Chemical Corporation, Noonan served in roles of increasing responsibility in mergers & acquisitions, strategic business development, marketing, sales, and technology. She began her career as an Analytical Research Chemist with McNeil Specialty Chemicals Company and Squibb-Linson, Co. She earned her M.S. in organometallic chemistry and her B.S. Honors degree in chemistry from University College Dublin, Ireland. Since 2015, Noonan has been a member of the Board of Directors of CF Industries (NYSE: CF), as well as the Board of Directors of the American Chemistry Council.
Noonan said, “I am excited to have the opportunity to lead OMNOVA and look forward to working with this dedicated, talented team to position the Company as a premier global, innovative specialty solutions provider. Kevin has provided a solid foundation to build upon, developing and leading an organization that is committed to its customers, employees, communities and shareholders.”
William R. Seelbach, 68, will succeed McMullen as OMNOVA’s Chairman. Seelbach has been a non-executive member of OMNOVA’s Board of Directors since 2002. Seelbach is a Senior Advisor with the Riverside Company, the world's largest private equity firm focused on investing in companies at the smaller end of the middle market, and a Senior Managing Director of Headwaters SC, a consulting firm for privately owned businesses. Previously, he was the President and Chief Executive Officer of the Ohio Aerospace Institute, a technology-focused research organization, from 2003 to 2006. Prior to that, he was the President of Brush Engineered Materials, Inc., now known as Materion Corporation, a manufacturer of high performance engineered materials, and held various executive roles with Brush Wellman, Inc. from 1998 to 2002. Seelbach was also the Chairman and Chief Executive Officer of Inverness Partners, a limited liability company engaged in acquiring and operating Midwestern manufacturing companies, and a Partner with McKinsey & Co.

About OMNOVA Solutions Inc.
OMNOVA Solutions is a global innovator of performance-enhancing chemistries and surfaces used in products for a variety of commercial, industrial, and residential applications. As a strategic business-to-business supplier, OMNOVA provides The Science in Better Brands, with emulsion polymers, specialty chemicals, and functional and decorative surfaces that

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OMNOVA, page 4. Exhibit C

deliver critical performance attributes to top brand-name, end-use products sold around the world. OMNOVA's sales for the last twelve months ended August 31, 2016 were $773 million. The Company has a global workforce of approximately 1,950. Visit OMNOVA Solutions on the internet at www.omnova.com.
Notice on Forward Looking Statements.

Statements included in this Press Release that are not historical facts are forward looking statements. These statements involve risks and uncertainties including, but not limited to the operations of the Company and other related items that are detailed in risk factors and elsewhere in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2015, subsequent Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.
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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 6, 2016

OMNOVA SOLUTIONS INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	1-15147	34-1897652
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25435 Harvard Road, Beachwood, Ohio		44122-6201
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (216) 682-7000
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Departure of Mr. Kevin M. McMullen

On November 6, 2016, the Board of Directors (the “Board”) of OMNOVA Solutions Inc. (the “Company”) accepted the resignation of Mr. Kevin M. McMullen as Chairman, Chief Executive Officer and President of the Company, and from the Board, each to be effective December 1, 2016. The Board accepted Mr. McMullen’s resignation pursuant to an agreement between he and the Company.

Under the agreement, Mr. McMullen’s departure will generally be considered an involuntary separation consistent with the terms of his Amended and Restated Employment Agreement dated December 1, 2008 (the “Employment Agreement”), except for certain benefit plans where Mr. McMullen meets the qualifications for “retirement.” Mr. McMullen will receive a severance payment as specified in the Employment Agreement equal to two times the sum of (i) his annual base salary and (ii) his highest annual bonus in the last three fiscal years (but not less than 100% of his base salary). Mr. McMullen will also receive any accrued but unpaid vacation through his resignation date, his accrued annual bonus for fiscal year 2016, his earned and accrued performance shares for the 2015-2016 measurement period, and a prorated value for his performance shares for the 2016-2017 measurement period. The vesting of Mr. McMullen’s outstanding Company restricted shares will also be accelerated to December 1, 2016. Mr. McMullen will be entitled to executive level outplacement services (up to $25,000), continued health and life insurance benefits for up to 24 months, accrued vested benefits under the Company’s other benefit plans, programs, and arrangements, and a payment of $200,000 in respect of other foregone compensation and Mr. McMullen’s covenants under the agreement. In total, the Company anticipates Mr. McMullen will receive approximately $3.4 million in severance, and approximately $5-6 million in respect of accrued retirement benefits, accrued incentive payments, and other health and welfare benefits.

Promotion of Ms. Anne P. Noonan to President and Chief Executive Officer; Election to OMNOVA's Board of Directors

On November 7, 2016, the Board announced that Ms. Anne P. Noonan, 53, will become President and Chief Executive Officer of the Company, effective December 1, 2016. In this role, Ms. Noonan will be the Company’s principal executive officer. The Board has also announced that Ms. Noonan will be elected as a Class I member of the Board, effective December 1, 2016, to fill the vacancy created by Mr. McMullen’s resignation. Ms. Noonan’s term as a member of the Board will expire at the 2018 annual meeting of shareholders. Ms. Noonan will not be named to any standing committees of the Board, or receive any compensation for her service on the Board, due to her status as an executive officer of the Company.

Ms. Noonan, currently the president of OMNOVA’s Performance Chemicals business, brings nearly 30 years of experience in the chemicals industry. Prior to joining OMNOVA in 2014, Ms. Noonan served as Senior Vice President and President, Industrial Engineered Products for Chemtura Corporation, a global chemicals manufacturing company. During her 27 years with Chemtura and its predecessor, Great Lakes Chemical Corporation, Ms. Noonan held various roles in mergers & acquisitions, strategic business development, senior management, marketing, and sales. Ms. Noonan began her career as an Analytical Research Chemist with McNeil Specialty Chemicals Company and Squibb-Linson, Co. in 1985. She earned her M.S. in organometallic chemistry and her B.S. Honors degree in chemistry from University College Dublin, Ireland. Since 2015, Ms. Noonan has also served as a member of the Board of Directors of CF Industries Inc. (NYSE: CF), and a member of the Board of Directors for the American Chemistry Council.

Ms. Noonan has extensive knowledge and experience in operational and management issues relevant to the chemicals industry and has subject matter expertise in the areas of marketing, production, research & development, mergers & acquisitions, and strategic business development.

The election of Ms. Noonan as President and Chief Executive Officer is not being made pursuant to any arrangement or understanding between Ms. Noonan and any other person. There are no family relationships existing between Ms. Noonan and any executive officer or director of the Company. There are no transactions between the Company and Ms. Noonan that would be required to be reported pursuant to Item 404(a) of Regulations S-K, and no such transactions are currently contemplated.

Appointment of Mr. William R. Seelbach as Chairman of the Board; Resignation of Michael J. Merriman as Presiding Director of the Board

Also on November 7, 2016, the Board announced its intention to separate the roles of Chairman and Chief Executive Officer, and to appoint William R. Seelbach, 68, a non-executive member of the Board since 2002, as its independent, non-executive Chairman, all effective on December 1, 2016. Mr. Seelbach is a Senior Advisor with the Riverside Company, the world's largest private equity firm focused on investing in companies at the smaller end of the middle market, and a Senior Managing Director of Headwaters SC, a consulting firm for privately owned businesses. In consideration of the additional time and effort that Mr. Seelbach will be required to spend in the role of Chairman, the Board has determined that in addition to the standard compensation provided to all directors, Mr. Seelbach will receive an annual retainer of $70,000 for his service as Chairman.

As the role of Chairman will be held by a non-executive director, Michael J. Merriman will also resign as the Board’s independent Presiding Director effective December 1, 2016. Mr. Merriman will remain a member of the Board and Chair of the Board’s Compensation and Corporate Governance Committee.

Notice on Forward Looking Statements

Statements included in this Form 8-K that are not historical facts are forward looking statements. These statements involve risks and uncertainties including, but not limited to the operations of the Company and other related items that are detailed in risk factors and elsewhere in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2015, subsequent Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Item 8.01	Other Events
On November 7, 2016, the Company issued a press release announcing the matters described in Item 5.02 above. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits
(c) Exhibits

Exhibit No.	Description
99.1	Press Release, dated November 7, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNOVA SOLUTIONS INC.

By:
Name:	James C. LeMay
Title:	Senior Vice President, Corporate Development; General Counsel
Date:	November 7, 2016

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated November 7, 2016